SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2004

MARIMBA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25683	77-0422318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

440 Clyde Avenue, Mountain View, California	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 930-5282

None.

(Former Name or Former Address, If Changed Since Last Report)

ITEM 5. OTHER EVENTS

Stockholder Vote on Acquisition of Marimba by BMC Software. At the special meeting of stockholders held today, July 14, 2004, Marimba stockholders of record on May 29, 2004 approved a proposal for Marimba to be acquired by BMC Software, by means of a merger of a subsidiary of BMC Software with Marimba.

Agreement to Settle Litigation. On April 30, 2004, a lawsuit was filed in the California Superior Court for the County of Santa Clara relating to the proposed acquisition of Marimba by BMC Software. On July 12, 2004, Marimba entered into a memorandum of understanding with counsel to the plaintiffs relating to this matter. Under the terms of the memorandum, the parties agreed, subject to court approval of a settlement dismissing the action, that Marimba will reimburse the plaintiffs for attorneys’ fees and costs that are granted by the court, up to a maximum of $250,000. Neither Marimba nor any member of Marimba’s board of directors (named as co-defendants in the lawsuit) would be required to make any other settlement payments. There can be no assurance that the court will approve the proposed settlement or that any ultimate settlement will be under the same terms as those contemplated by the memorandum.

Anticipated Closing Date. Marimba anticipates that the proposed acquisition of Marimba by BMC Software will be completed on July 15, 2004. While Marimba now expects that all closing conditions will be satisfied, the closing of the transaction remains subject to the requirement that all conditions be satisfied or waived as of the effective time of the merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marimba, Inc.
(Registrant)

Date: July 14, 2004	By:	/s/ Andrew Chmyz
Andrew Chmyz
Vice President, Finance and
Chief Financial Officer